Exhibit 99.1

Contact:
Financial Dynamics
Mark McCall / Kal Goldberg
212-850-5600

Rodman & Renshaw Capital Group, Inc. Announces Proposal for Combination with
Cowen Group, Inc. in Letter to Cowen Group, Inc. Board of Directors

■	Combination would create premier investment bank with a broad franchise uniquely positioned to capitalize on near and long-term opportunities;
■	Compelling strategic fit due to shared sector focus and complementary strengths across products and services;
■	Generates opportunities for significant operational efficiencies and revenue synergies;
■
$7.00 per share offer represents approximately a 20% premium over the closing price of Cowen’s common stock of $5.60 on December 1, 2008, the day before Rodman & Renshaw Capital Group, Inc. made its proposal to Cowen Group, Inc.’s CEO, and a comparable premium over the stock’s average closing price over the preceding 30 days;

■	Investor conference call to discuss the proposal will be held at 10:00 AM Eastern on Monday, December 8, 2008.

New York, NY, December 8, 2008 – Rodman & Renshaw Capital Group, Inc (NASDAQ: RODM) (“Rodman”), today announced that it sent a letter to the Board of Directors of Cowen Group, Inc. (NASDAQ: COWN) (“Cowen”) proposing a merger transaction in which Cowen shareholders would receive $7.00 per share consisting of 50% cash and 50% Rodman common stock.

The Company will hold a conference call to discuss the proposal at 10:00 AM Eastern on Monday, December 8, 2008,   The call will be hosted by Michael Lacovara and David Horin, Rodman & Renshaw Capital Group’s Chief Executive Officer and Chief Financial Officer, respectively.

Investors can participate in the conference call by dialing 866-362-4831 (domestic) or 617-597-5347 (international).  The passcode for the call is 61120402.

The conference will be replayed in its entirety beginning at 12:00 PM on December 8, 2008 until December 15, 2008.  Please dial 888-286-8010 (domestic) or 617-801-6888 (international) and enter passcode 34072560.

The call is being webcast and can be accessed through the investor relations page of the Rodman & Renshaw Capital Group, Inc. website at www.rodm.com.

Letter to the Board of Directors of Cowen Group, Inc.

BY HAND

December 4, 2008

Board of Directors
Cowen Group, Inc.
1221 Avenue of Americas
New York, NY 10020
Attention: John E. Toffolon, Jr., Chairman

Dear Mr. Toffolon:

As you may know, over the past few months we have held informal discussions with your Chief Executive Officer, Greg Malcolm, regarding a possible business combination between Rodman & Renshaw Capital Group, Inc. (“Rodman”) and Cowen Group, Inc. (“Cowen”).  Those discussions focused on the substantial synergies between our respective businesses and on the timeliness of creating a broader and deeper franchise to take advantage of the dislocation within our industry.  Recent economic events and developments have made the rationale for a combination even more compelling.  Accordingly, I met with Greg on Tuesday, December 2, 2008 in your offices, and indicated that our board of directors had authorized me to make a formal proposal (the “Proposal”) that our companies enter into a merger transaction (the “Merger”).  This letter is being sent to you to confirm in writing our Proposal.  We continue to believe that the Merger would create a premier investment bank and financial services company uniquely positioned to capitalize on substantial near and long-term opportunities in our industry.  As Greg did not respond positively to our Proposal, we are making it directly to the Board of Directors of Cowen.

In the Merger we would pay $7.00 per share for all outstanding shares of Cowen, with the merger consideration consisting of 50% cash and 50% Rodman common stock (the “Merger Consideration”).  This transaction would represent approximately a 20% premium to the closing price of Cowen’s common stock of $5.60 on December 1, 2008 (the last close prior to my communication of our Proposal to your Chief Executive Officer), and a comparable premium to the stock’s average closing price over the preceding 30 days ($5.62).  The Merger Consideration assumes 14,238,330 shares of Cowen common stock outstanding and outstanding, and options, warrants and rights to purchase 977,063 shares of Cowen common stock in the aggregate at a weighted average exercise price of $15.14 per share (each as reported in Cowen’s Quarterly Report on Form 10-Q filed on November 4, 2008).  We respect the history and quality of the Cowen name, and would be willing to operate the merged operation under that name.  In addition, we expect that there would be meaningful roles for members of Cowen’s senior management.

We believe that our Proposal offers attractive financial terms and, equally important, a compelling strategic fit, and is, therefore, in the best interests of both Rodman’s and Cowen’s stockholders.  During the course of my earlier discussions with Greg, we recognized that our companies have complementary strengths across a range of services and products.  Most obviously, and as Greg and I discussed at length, Rodman and Cowen share a deep focus on the life science/healthcare sector, with minimal overlap in clients.  Our respective healthcare research, banking and sales efforts are likewise broadly complementary.

Cowen has a longstanding reputation as a financier to the consumer sector while Rodman has developed strong practices in metals and mining and in energy.  Possibly of greatest significance, our leadership in PIPE and structured transactions can be immediately deployed to recapture revenue among Cowen’s existing clients, particularly during the period that the public capital markets remain essentially closed.  As those markets reopen, we believe Cowen’s historic strength in marketed public offerings will be attractive to Rodman’s public clients and will complement our existing capital markets efforts.

As a result of current macroeconomic conditions, other firms have abandoned our target sectors and the small and middle-market companies we both serve.  We believe that the strategic benefits highlighted above position the combined company to meet the competitive challenges in this difficult economic environment and to capitalize on the opportunities before us.  By broadening and deepening our capabilities, including the ability to offer league-table leading PIPE services, we can garner greater revenues and achieve higher margins in a combined corporate finance effort than either company could achieve independently.  We also believe that the combined company would attract and retain key producers who would be motivated to work for a franchise that is perceived to be growing, energetic and engaged despite the uncertain global economy.

In addition to the revenue-oriented synergies that would be derived from our complementary business mix, the natural fit between our two companies presents a clear opportunity for overhead reductions, operational savings and other efficiencies.  Further, we believe that additional compensation and non-compensation expense reductions would be achieved through the broad application of Rodman’s approach to compensation and our philosophy regarding expense management.  We believe that the market would reward this financial discipline, just as it has punished complacency and underperformance among well-entrenched management teams.

Our Proposal represents a meaningful premium to Cowen’s recent share price and offers Cowen’s stockholders the ability both to realize significant cash in a transaction and to participate with Rodman’s current stockholders in the upside potential of the combined firm.  To that end, we bring a stable and respected management team with significant equity ownership in our company.  Our team both built a profitable franchise starting in the last significant market downturn in 2002 and has shown the ability to operate profitably – indeed to grow – in the current environment.

Our Proposal is based solely on our review of Cowen’s publicly-available information.  As such, it is subject to our satisfactory completion of customary due diligence, as well as the negotiation and execution of a definitive merger agreement reasonably satisfactory to the parties.  Because of our extensive knowledge of the industry, we believe that our due diligence investigation could be conducted on a most expeditious basis and that we could enter into a definitive agreement by year-end.  As an initial matter, we are prepared to enter into a confidentiality agreement with the Company that would include customary confidentiality provisions and enclose a draft of such an agreement.

Our Proposal is not subject to any financing condition, and I have offered, and remain willing, to discuss our financing plans with you under a confidentiality agreement.  In addition, other than Hart-Scott-Rodino Act approval and routine broker-dealer change of control applications, there should be no other significant regulatory or other governmental approvals required to be obtained in connection with the transaction.

This letter is being delivered to you solely for purposes of confirming in writing our Proposal and does not create any binding agreement or commitment of any kind.  No binding obligation on the part of Rodman or Cowen will be created until the execution of a definitive merger agreement with respect to a transaction.

We are stockholders of your company and we expect that, in exercising your fiduciary duties, you will give prompt consideration to the proposed Merger and pursue the opportunity that it presents to your stockholders and other constituents.

We and our financial and legal advisors are ready to meet with you at any time to discuss all aspects of the proposed combination and to answer any questions you may have.  Our Proposal will remain open on a confidential basis until 9:00 p.m. EST, on Sunday, December 7, 2008.  My personal contact information is attached to this letter, and you or your representatives can reach me at any time between now and Sunday evening.  If we have not received a favorable response by that time, we will consider all our other options, including public disclosure of this Proposal so that we may take the matter directly to your stockholders.

Sincerely,

Rodman & Renshaw Capital Group, Inc.

By:	/s/ Michael Lacovara
Michael Lacovara
Chief Executive Officer

cc:           David M. (“Greg”) Malcolm
  (Cowen Group, Inc.)

Board of Directors, Rodman & Renshaw Capital Group, Inc.

Robert C. Schwenkel, Esq.
 (Fried, Frank, Harris, Shriver & Jacobson LLP)

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC, Rodman Principal Investments, LLC, and Miller Mathis & Co., LLC.

Rodman & Renshaw, LLC is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to investor clients that focus on such companies. Rodman is a leading investment banking firm with particular emphasis on “essential” industries with significant capital needs, including health care (especially life science), energy (especially upstream oil and gas), ferrous and non-ferrous metals, shipping, and natural resources, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

MEMBER FINRA, SIPC

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements.

These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 14, 2008, and our subsequently filed Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Securities Law Disclaimer

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  This material is not a substitute for the prospectus/proxy statement Rodman & Renshaw Capital Group, Inc. (“Rodman”) would file with the Securities and Exchange Commission (“SEC”) if an agreement between Rodman and Cowen Group, Inc. (“Cowen”) is reached or any other documents which Rodman may file with the SEC and send to shareholders of Cowen and Rodman in connection with the proposed transaction.  INVESTORS AND SECURITY HOLDERS OF COWEN AND RODMAN ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by Rodman through the website maintained by the SEC at www.sec.gov.  Free copies of any such documents can also be obtained by accessing the Investor Relations section of Rodman’s website at www.rodm.com or directing a request to Investor Relations, Rodman & Renshaw Capital Group, Inc., 1251 Avenue of the Americas, New York, New York 10020.

Rodman and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding Rodman’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the SEC on March 14, 2008, and its proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on October 1, 2008.  Other information regarding the participants in a proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed in connection with the proposed transaction.